                                                                    EXHIBIT 99.1

                               yesmail.com, inc.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                              Page
                                                                                                                              ----
Report of Independent Public Accountants...................................................................................     2
Consolidated Financial Statements:
  Consolidated Statements of Operations for the Years Ended December 31, 1998 and 1999.....................................     3
  Consolidated Balance Sheets as of December 31, 1998 and 1999 ............................................................     4
  Consolidated Statements of Stockholders' (Deficit) Equity for the Years Ended December 31, 1998 and 1999.................     5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and 1999.....................................     6
Notes to Consolidated Financial Statements.................................................................................     7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
yesmail.com, inc.:

     We have audited the accompanying consolidated balance sheets of yesmail.com, inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of yesmail.com, inc. as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Chicago, Illinois
February 4, 2000
                               yesmail.com, inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         December 31,
                                                 --------------------------
                                                    1998            1999
                                                 ----------      ----------
Revenues.....................................   $ 4,583,354    $ 15,635,763
Cost of revenues.............................     2,702,872      10,351,995
                                                 ----------      ----------
   Gross profit..............................     1,880,482       5,283,768
                                                 ----------      ----------
Operating expenses:
  Sales and marketing expenses...............     1,751,208      10,460,765
  General and administrative expenses........       929,209       4,252,508
  Research and development costs.............       600,848       3,490,293
  Merger costs...............................            --       1,175,000
  Stock based compensation...................            --       1,121,717
                                                 ----------      ----------
   Total operating expenses..................     3,281,265      20,500,283
                                                 ----------      ----------
Operating loss...............................    (1,400,783)    (15,216,515)
Other expense:
  Interest income (expense)..................       (45,075)        520,418
  Other......................................      (250,000)             --
                                                 ----------      ----------
   Total other (expense) income..............      (295,075)        520,418
                                                 ----------      ----------
   Net loss before minority interest.........    (1,695,858)    (14,696,097)
Minority interest............................       (10,547)        (34,356)
                                                 ----------      ----------
   Net loss..................................   $(1,706,405)   $(14,730,453)
                                                 ==========      ==========
Net loss per share:
  Basic and diluted..........................   $     (0.22)   $      (1.15)
  Weighted average shares--basic and
      diluted................................     7,636,099      12,826,932
                                                 ==========      ==========

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                               yesmail.com, inc.

                           CONSOLIDATED BALANCE SHEETS

                                                                                                  December 31,
                                                                                        ------------------------------
                                                                                             1998             1999
                                                                                        ------------      ------------
Current assets:
  Cash and cash equivalents ..........................................................  $    26,212       $ 12,771,312
  Short term investments ...................................                                     --         15,793,921
  Accounts receivable, net of allowance of $56,000 and $457,000 ......................      242,757          6,081,564
  Deposits and prepaid expenses ......................................................       19,348          1,068,613
                                                                                       ------------       ------------
          Total current assets .......................................................      288,317         35,715,410
                                                                                       ------------       ------------
Property and equipment, net ..........................................................      353,871          2,757,981
                                                                                       ------------       ------------
Intangibles, net and other assets ....................................................          750          1,118,734
                                                                                       ------------       ------------
          Total assets ...............................................................  $   642,938       $ 39,592,125
                                                                                       ============       ============
Current liabilities:
  Accounts payable ...................................................................  $ 1,391,509       $  5,219,473
  Short-term debt ....................................................................      342,870            150,000
  Due to related parties .............................................................       56,788                 --
  Obligations under capital leases, current portion ..................................       87,165            825,003
  Accrued liabilities and other ......................................................      672,194          4,191,786
                                                                                       ------------       ------------
          Total current liabilities ..................................................    2,550,526         10,386,262
                                                                                       ------------       ------------
Obligations under capital leases, less current portion ...............................      152,743          1,655,196
                                                                                       ------------       ------------
Commitments and contingencies
Deferred Gain ........................................................................           --             72,000
                                                                                       ------------       ------------
Minority interest ....................................................................       (6,990)                --
Stockholders' (deficit) equity:
  Series A convertible preferred stock, $.0001 par value; 5,000,000 shares authorized;
      no shares issued and outstanding ...............................................           --                 --
  Common stock, $.0001 par value; 60,000,000 shares authorized; 8,333,333 and
     20,332,164 shares issued ........................................................          833              2,033
  Common stock in treasury, 833,333 and no shares, at cost ...........................       (1,030)                --
  Notes receivable from stockholders .................................................           --         (3,947,936)
  Additional paid-in capital .........................................................      160,649         48,708,147
  Deferred compensation ..............................................................           --           (987,331)
  Accumulated deficit ................................................................   (2,213,793)       (16,944,246)
                                                                                       ------------       ------------
          Total stockholders' (deficit) equity .......................................   (2,053,341)        26,830,667
                                                                                       ------------       ------------
          Total liabilities and stockholders' equity .................................  $   642,938       $ 39,592,125
                                                                                       ============       ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               yesmail.com, inc.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                                     Preferred Stock       Common Stock             Treasury Stock         Notes
                                                  --------------------  --------------------      -------------------
                                                   Shares      Amount    Shares      Amount        Shares     Amount     Receivable
                                                  --------    --------  ---------   --------      --------   --------   -----------
Balance at December 31, 1997...................         --     $    --   8,333,333   $   833      (497,685)  $   (602)   $       --
 Treasury stock purchase.......................         --          --          --        --      (335,648)      (428)           --
 Net loss......................................         --          --          --        --            --         --            --
                                                  --------    --------  ----------   -------      --------   --------   -----------
Balance at December 31, 1998...................         --          --   8,333,333       833      (833,333)    (1,030)           --
 Treasury stock cancelled......................         --          --    (833,333)      (83)      833,333      1,030            --
 Issuance of common stock in initial
    Public offering, net.......................         --          --   3,400,000       340            --         --            --
 Issuance of common stock......................         --          --   1,875,469       188            --         --            --
 Issuance of options and warrants..............         --          --          --        --            --         --            --
 Exercise of warrants..........................         --          --       7,601         1            --         --            --
 Issuance of restricted common stock to
    officers in exchange for notes receivable..         --          --   2,394,546       239            --         --    (3,831,274)
 Issuance of preferred stock...................  5,154,548         515          --        --            --         --            --
 Conversion of Series A preferred stock
    into Common stock.......................... (5,154,548)       (515)  5,154,548       515            --         --            --
 Interest on notes receivable..................         --          --          --        --            --         --      (116,662)
 Deferred compensation.........................         --          --          --        --            --         --            --
 Amortization of deferred compensation, net....         --          --          --        --            --         --            --
 Net loss......................................         --          --          --        --            --         --            --
                                                ----------    --------  ----------   -------      --------   --------    ----------
Balance at December 31, 1999...................         --    $     --  20,332,164   $ 2,033            --         --    $3,947,936)
                                                ==========    ========  ==========   =======      ========   ========    ==========

                                                  Additional
                                                   Paid In           Deferred         Accumulated
                                                   Capital         Compensation          Deficit             Total
                                                 ------------      ------------      ------------       ------------
Balance at December 31, 1997...................  $    160,649      $         --      $   (507,388)      $   (346,508)
 Treasury stock purchase.......................            --                --              --                 (428)
 Net loss......................................            --                --        (1,706,405)        (1,706,405)
                                                 ------------      ------------      ------------       ------------
Balance at December 31, 1998...................       160,649                --        (2,213,793)        (2,053,341)
 Treasury stock cancelled......................          (947)               --                --                 --
 Issuance of common stock in initial
    Public offering, net.......................    33,142,832                --                --         33,142,832
 Issuance of common stock......................         1,062                --                --              1,250
 Issuance of options and warrants..............     1,496,782                --                --          1,496,782
 Exercise of warrants..........................        20,295                --                --             20,296
 Issuance of restricted common stock to
    officers in exchange for notes receivable..     3,831,035                --                --                 --
 Issuance of preferred stock...................     8,949,485                --                --          8,950,000
 Conversion of Series A preferred stock into
    Common stock...............................            --                --                --                 --
 Interest on notes receivable..................            --                --                --           (116,662)
 Deferred compensation.........................     1,120,420        (1,120,420)               --                 --
 Amortization of deferred compensation, net....       (13,126)          133,089                --            119,963
 Net loss......................................           --                 --       (14,730,453)       (14,730,453)
                                                 ------------      ------------      ------------       ------------
Balance at December 31, 1999...................  $ 48,708.147      $   (987,331)     $(16,944,246)      $ 26,830,667
                                                 ============      ============      ============       ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               yesmail.com, inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           December 31,
                                                                 -----------------------------
                                                                     1998             1999
                                                                 ------------     -------------
Cash Flows from Operating Activities:
Net loss ......................................................   $ (1,706,405)   $(14,730,453)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities--
    Depreciation and Amortization..............................        101,783       1,066,100
    Stock based compensation ..................................             --       1,121,717
    Minority interest .........................................         10,547          34,356
    Changes in operating assets and liabilities--
       Accounts receivable ....................................        (66,498)     (5,838,807)
       Deposits and prepaid expenses ..........................        (15,562)     (1,049,265)
       Accounts payable, accrued liabilities and other ........      1,677,070       7,347,556
                                                                  ------------    ------------
         Net cash provided by (used in) operating activities ..            935     (12,048,796)
                                                                  ------------    ------------
Cash Flows from Investing Activities:
  Purchases of property and equipment .........................       (102,232)     (1,655,568)
  Short term investments ......................................             --     (15,793,921)
  Purchase of minority interest ...............................             --        (150,000)
                                                                  ------------    ------------
         Net cash used in investing activities ................       (102,232)    (17,599,489)
                                                                  ------------    ------------
Cash Flows from Financing Activities:
  Payment to related parties ..................................        (19,933)        (56,788)
  Proceeds from short term debt ...............................        312,259              --
  Payments of short term debt, net ............................       (118,630)       (192,870)
  Repurchase of stock .........................................           (428)             --
  Net proceeds from issuance of common stock ..................             --      33,144,082
  Proceeds from issuance of preferred stock ...................             --       8,950,000
  Proceeds from sale-leaseback ................................             --         745,715
  Principal payments under capital lease obligations ..........        (47,600)       (196,754)
                                                                  ------------    ------------
         Net cash provided by financing activities ............        125,668      42,393,385
                                                                  ------------    ------------
Net Increase in Cash ..........................................         24,371      12,745,100
Cash and cash equivalents, beginning of year ..................          1,841          26,212
                                                                  ------------    ------------
Cash and cash equivalents, end of year ........................   $     26,212    $ 12,771,312
                                                                  ============    ============
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the period for interest ....................   $     45,075    $    158,047
                                                                  ============    ============
Noncash Transactions:
  Equipment acquired under capital leases .....................   $    251,782    $  1,640,716
  Securities received in exchange for sale of certain assets ..             --         720,000
  Issuance of notes payable for purchase of minority interest .             --         150,000
  Issuance of warrants to purchase common stock in connection
     with lease agreement .....................................             --          56,614
  Issuance of options to purchase common stock in exchange for
     purchase of minority interest ............................             --         177,000
  Issuance of restricted common stock to officer in exchange
     for notes receivable .....................................             --       3,831,274
                                                                  ============    ============

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                               yesmail.com, inc.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   The company and description of business

     yesmail.com, inc. (the "Company") provides Internet marketing services which primarily consist of the delivery of targeted direct email campaigns to specific members in the YesMail Network. The YesMail Network is a collection of consumers who have given express permission to receive direct marketing messages in specific categories of interest. These consumers join the YesMail Network through relationships with Network Partners, and the Company shares a portion of the revenue received from the delivery and execution of its email campaigns with its Network Partners. Prior to 1999, the Company also offered a variety of marketing services focused on delivering Internet users to a particular Web site.

     Superhighway Consulting, Inc. ("SCI", doing business as WebPromote) was founded in 1995 and was merged with WP Holding, Inc. ("WP Holding") on March 29, 1999, in a stock-for-stock transaction (the "Merger"), with the SCI stockholders receiving 80% of the outstanding shares of WP Holding. WP Holding was organized as a Delaware corporation in October 1998 and five investors purchased 5 million shares of common stock at par value on March 25, 1999. As the SCI stockholders retained a controlling interest in the surviving entity and WP Holding had no prior operations, the Company accounted for this merger as a recapitalization. The shares of SCI have been retroactively adjusted as if there had been an 11.57 for one stock-split.

     In connection with the Merger, SCI and the stockholders of WP Holding entered into a Founders' Agreement, which, among other things, gives the former SCI stockholders the right to retain the first $16 million in value of the Company upon subsequent sale or merger or the WP Holding stockholders' interest in the first $16 million in value of the Company upon the Company's initial public offering. In the case of an initial public offering, such payment shall be made with a transfer of shares among the stockholders. The $16 million represented the negotiated value of SCI as of the date of the Merger.

     The financial statements reflect the historical accounts of SCI, with the number of SCI shares retroactively adjusted to reflect the stock split referred to above. On May 10, 1999, WP Holding changed its name to yesmail.com, inc.

     Starting Point, L.L.C. ("Starting Point"), was incorporated by the Company as a wholly-owned subsidiary in February 1996. Starting Point manages and operates an Internet directory and search resource. Starting Point owns a list of permission e-mail addresses and sells Web site banner advertisements for its Web site. In September 1996, the Company distributed a 30% interest to and entered into an operating agreement with a third party retained to manage Starting Point. This 30% ownership distribution resulted in a $16,000 compensation charge based on the fair market value of the 30% interest as determined by the Board of Directors. In June 1999, the Company purchased the 30% minority ownership as further described in Note 12. On December 7, 1999, the Company signed an agreement to sell certain assets of Starting Point as further described in Note 12.

     The Company signed a definitive agreement on December 14, 1999, to be acquired by CMGI, Inc., in a stock-for-stock merger as further described in
Note 13.

2.   Summary of significant accounting policies

Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in the consolidation process.

Cash and cash equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Short term investments

     The Company invests in investment-grade marketable securities with varying maturities. These securities include government and agency securities, money market funds, commercial paper and corporate bonds. The Company accounts for its investments using Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Management determines the classification of investments under SFAS No. 115 at the time of purchase and reevaluates such classifications at each balance sheet date.

The costs of the investments (which approximates fair market value) that are held to maturity consist of the following as of December 31, 1999:


     Corporate bonds ..........................     $ 11,698,546
     U.S. government and agency securities.....        4,095,375
                                                    ------------
                                                    $ 15,793,921

Accounts receivable

     A summary of activity in allowance for doubtful accounts is approximately as follows:

                                                    December 31,
                                             -------------------------
                                                 1998          1999
                                             ----------     ---------
Balance at beginning of the year .......     $   26,000     $  56,000
Charged to costs and expenses...........         30,000       406,000
Write-offs..............................             --        (5,000)
                                             ----------     ---------
Balance at the ending of the year            $   56,000     $ 457,000

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, the shorter of the lease term or the estimated useful life of the asset, as follows:

             Computer equipment and software..........    1--3 years
             Telephone equipment......................    2--5 years
             Furniture and fixtures...................    5--7 years
             Leasehold improvements...................    1--5 years

     Maintenance and repairs are charged to expense as incurred and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations for the period in which it is realized.

Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS No.109"), "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

Revenue recognition

     The Company earns revenues from its customers by (i) charging fees for sending targeted email to its owned and represented subscribers, (ii) placing advertisements on Web sites and (iii) providing services to Web site owners. Revenue is recognized when emails are transmitted to subscribers, as advertisements are placed on Web sites, and when services are performed. Deferred revenue represents liabilities for services not yet rendered or for advertisements not yet placed.

     The Company generally becomes obligated to make payments to it Network Partners, which have contracted with the Company to be part of the YesMail Network, in the period the email messages are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

Research and development costs

     Costs incurred in the development of its Web site, products, and related applications to be used in connection with the Company's services have been expensed to operations as incurred through the year ended December 31, 1998. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The Company adopted SOP No. 98-1 on January 1, 1999. As a result, the Company has continued to expense its development costs as incurred as the rapid pace of technological change results in an estimated useful life of such software of one year or less.

Advertising costs

     Costs of developing the advertisements are expensed as incurred. Costs of placing the media are expensed as the advertisements are run. Such costs are included in sales and marketing on the consolidated statement of operations and totaled approximately $699,000 and $843,000 for the years ended December 31, 1998 and 1999, respectively.

Goodwill and other intangibles

     Goodwill and other intangible assets are stated at cost and amortized using the straight-line method over the estimated economic useful life of up to three years. The Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of goodwill or an intangible asset may warrant revision, or that the remaining balance of goodwill or an intangible asset may not be recoverable. The Company evaluates the recoverability of goodwill and intangible assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of such assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of goodwill or intangible assets in 1998 and 1999.

Financial instruments and concentration of risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable, short-term debt, obligations under capital leases and accrued liabilities. At December 31, 1998 and 1999, the fair market value of these instruments approximated their financial statement carrying amount because of the short term maturity of these instruments. The Company does not require collateral for accounts receivable, but does evaluate customer creditworthiness and establish allowances as necessary based on management estimates of collectibility. One customer represented 10.3% of revenues for the year ended December 31, 1999, and 9.9% of the accounts receivable balance as of December 31, 1999.

Impairment of long-lived assets and long-lived assets to be disposed of

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Stock-based compensation

     The Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Accounting Principles Board ("APB"), Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the measurement date, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock or price paid for shares of stock. For directors and consultants receiving stock-based compensation, the Company complies with the provisions of SFAS No. 123.

Net loss per share

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. However, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. The Company has outstanding options to purchase 1,966,924 shares of common stock as of December, 31, 1999.

Recently issued accounting pronouncements

     In June 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed in SFAS No. 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in 2001. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year's presentation.

3.   Related-party transactions

     The Company had amounts payable to certain stockholders for expenses incurred on behalf of the Company in the amount of $133,509 as of December 31, 1998.

     During 1999, the Company obtained advances from certain stockholders totaling $600,000. All advances were converted to Series A preferred stock on May 18, 1999.

     Starting Point paid a management fee to its minority member for services related to operating and managing the business. Management fees paid to the minority member were $81,000 and $115,000 for the years ended December 31, 1998 and 1999, respectively.

     Certain stockholders personally guarantee a portion of the Company's short-term debt and certain equipment leases as further described in Notes 6 and 9.

4.   Property and equipment

     Property and equipment are summarized as follows:

                                                         December 31,
                                                 -----------------------
                                                    1998        1999
                                                 ----------  -----------
          Computer equipment ..................  $  268,384  $ 2,834,294
          Computer software ...................     126,147      728,251
          Telephone equipment .................      57,528       57,528
          Furniture and fixtures ..............      10,878       91,157
          Leasehold improvements ..............      60,628      108,619
                                                 ----------  -----------
                                                    523,565    3,819,849
          Accumulated depreciation.............    (169,694)  (1,061,868)
                                                 ----------  -----------
                                                 $  353,871  $ 2,757,981
                                                 ==========  ===========

5.   Intangible and other assets

     Intangible and other assets are summarized as follows:

                                                       December 31,
                                                 -----------------------
                                                    1998         1999
                                                 ----------   ----------
          Long-term investment ................  $       --   $  720,000
          Goodwill, net .......................          --      374,695
          Other................................         750       24,039
                                                 ----------   ----------
                                                 $      750   $1,118,734


     Accumulated amortization of goodwill as of December 31, 1999 is approximately $75,000.

6.   Short-term debt

     As of December 31, 1998, the Company had two lines of credit for maximum borrowings of $370,000. Interest rates ranged from 9.25% and 14.75%, with a weighted average rate of 10% as of December 31, 1998. Outstanding borrowings under the lines of credit were $298,955 as of December 31, 1998, and were personally guaranteed by certain stockholders.

     On March 12, 1998 the Company borrowed $50,000 from a bank at an interest rate of 10.0% that matured and was paid in full in July 1999. The balance of the note as of December 31, 1998, was $43,915. The loan was collateralized by all of the assets and property of the Company.

     In June 1999, the Company purchased the 30% ownership interest of Starting Point from the minority interest shareholder for $477,000 as described in Note
12. The purchase price included the issuance of an $150,000 note, which accrues interest at a rate of 10% and is to be repaid one year from the anniversary of the acquisition date.

     As of December 31, 1999, the Company has a line of credit with a bank providing for maximum borrowing of $2,500,000 that expires on June 30, 2000. Borrowings are collateralized by substantially all assets. Interest on borrowings is at prime. There were no borrowings outstanding as of December 31, 1999.

7.   401(k) savings plan

     In September 1997, the Company established a 401(k) Savings Plan (the "Plan") that covers substantially all employees. Under the Plan, employees are permitted to contribute a portion of gross compensation not to exceed standard limitations provided by the Internal Revenue Service. The Company maintains the right to match employee contributions, but for the years ended December 31, 1998 and 1999, no Company matching contributions were made.

8.   Accrued liabilities and other

Accrued liabilities and other are comprised of the following:

                                                           December 31,
                                                      ------------------------
                                                         1998         1999
                                                      ----------   -----------
     Payroll and payroll related expenses ......      $  213,291   $ 1,347,984
     Deferred revenue ..........................         114,301       548,709
     Legal settlement ..........................         250,000            --
     Professional fees .........................              --     1,756,093
     Accrued marketing .........................              --       539,000
     Other .....................................          94,602            --
                                                      ----------   -----------
                                                      $  672,194   $ 4,191,786
                                                      ==========   ===========

9.   Commitments and contingencies

Leases

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through the year 2004. Rent expense amounted to approximately, $86,000, and $336,000 for the years ended December 31, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable capital leases and operating leases as of December 31, 1999 are as follows:

                                                    Capital      Operating
                                                    Leases       Leases
                                                   ----------   ----------
     2000.......................................   $1,093,624   $1,102,043
     2001.......................................    1,038,780    1,189,975
     2002.......................................      767,082    1,218,790
     2003.......................................       28,395    1,210,945
     2004.......................................           --    1,063,507
     After 2004.................................           --    2,348,054
                                                   ----------   ----------
     Total minimum lease payments...............   $2,927,881   $8,133,314
     Less--Amount representing interest.........     (447,682)  ==========
                                                   ----------
     Present value of capital lease obligations.    2,480,199
     Less--Current portion......................     (825,003)
                                                   ----------
     Long-term portion..........................   $1,655,196
                                                   ==========

     The Company received $745,715 as proceeds pursuant to an equipment and furniture sale-leaseback transaction in August 1999. This capital lease agreement expires in August 2002 and has any annual interest rate of 12.35%. Interest rates under other noncancelable capital leases range from 10.43% to 28.11%.

Litigation

     In connection with the termination of employment of a stockholder, the Company exercised its right to repurchase the stockholder's shares in accordance with the Shareholders' Agreement described in Note 11. The former stockholder has filed a lawsuit contesting the repurchase amount. During 1998, the Company recorded a reserve of $250,000 in other expense in the accompanying financial statements. During 1999, the case was settled for approximately $250,000.

     Additionally, the Company is, at times, subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operations of the Company.

Guarantees

The Company has commitments to certain third parties that guarantees quarterly payments of approximately $300,000. These commitments expire in 2000.

Construction Commitments

     At December 31, 1999, the Company signed commitments to spend approximately $2,000,000 relating to new office space. Management believes that the office space will be completed by March 2000.

Letter of Credit

A letter of credit of $1,495,337 is outstanding that expires on February 28, 2001.

10.  Income taxes

     As of December 31, 1998 and 1999, the Company had net operating loss carryforwards of approximately $1,423,000 and $10,213,000, which begin to expire in the year 2010.

     As a result of various equity transactions during 1999, the Company believes that it may have undergone an "ownership change" as defined in Section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforwards may be limited. Due to the uncertainty regarding the ultimate utilization of the net operating carryforwards, the Company has not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, sales of the Company's stock, including shares sold in the Company's initial public offering, may further restrict its ability to utilize its net operating loss carryforwards.

     The difference between the income tax benefit at the federal statutory rate of 34% and the Company's effective tax rate is due primarily to recognition of a full valuation allowance to offset the deferred tax assets.

     The estimated tax effects of significant temporary difference and carryforwards that give rise to deferred income tax assets are as follows:

                                                              December 31,
                                                       ------------------------
                                                           1998          1999
                                                       -----------  -----------
          Deferred income tax assets--
          Net operating loss carryforwards..........   $   554,787  $ 3,983,195
          Accrued liabilities and other.............       453,448    1,218,953
                                                       -----------  -----------

               Gross deferred income tax assets.....     1,008,235    5,202,148

          Less: valuation allowance.................      (839,316)  (5,160,394)
                                                       -----------  -----------

          Deferred income tax liabilities--
          Deferred revenue..........................      (156,629)          --
           Depreciation on property and equipment...       (12,290)          --
           Prepaid insurance........................            --      (41,754)
                                                       -----------  -----------
             Gross deferred income tax liabilities..      (168,919)     (41,754)
                                                       -----------  -----------

             Net deferred tax assets................   $        --  $        --
                                                       ===========  ===========

     The Company has recorded a valuation allowance against gross deferred tax assets due to uncertainties surrounding their realization. The amount of net deferred tax assets considered realizable, however, could be increased in the future if estimates of future taxable income are increased.

11.  Stockholders' (deficit) equity

Common stock

     In January 1998, the Board of Directors authorized a five hundred for one stock split. In connection with the Merger described in Note 1, the financial statements reflect an 11.57 for one stock split on March 29, 1999. On July 13, 1999, the Company's Board of Directors approved a 3 for 8 reverse stock split of the Company's outstanding shares of common stock and convertible preferred stock. The reverse stock split became effective on September 21, 1999. The consolidated financial statements have been restated to reflect these stock splits.

     The stock of SCI, prior to the Merger, was subject to a Shareholders' Agreement which gave SCI the right to repurchase the stock, at a formula price, from stockholders who terminated employment with SCI. The Shareholders' Agreement also gave SCI the right of first refusal to repurchase shares offered to a third party. The Shareholders' Agreement was terminated in connection with the Merger with WP Holding.

     In 1998, the Company repurchased 335,648 shares of common stock in the amount of $428 from terminated employees in accordance with a formula contained in the then existing Shareholders' Agreement.

     In February 1999, the Company retired all treasury shares outstanding.

     In September 1999, the Company sold 3.4 million shares of common stock at $11 per share in an initial public offering.

Common stock warrants

     In August 1999, the Company issued a warrant to a financing company in conjunction with a lease agreement. The warrant to purchase 7,601 shares of common stock at $2.67 per share was exercisable immediately and expires on August 24, 2004. In December this warrant was exercised.

     In September 1999, the Company issued a warrant to a recruiting firm in conjunction with the hiring of one of the Company's executives. The warrant to purchase 17,969 shares of common stock at $8.99 per share was exercisable immediately and expires on September 12, 2006.

     In October 1999, the Company issued a warrant to a marketing firm for marketing related services. The warrant to purchase 100,000 shares of common stock at $11 per share and expires in September 2005. Subsequent to year-end the warrant was exercised.

Bridge loan & warrant

     On December 28, 1998, the Company agreed to issue a warrant to a shareholder in connection with a loan of $1.0 million ("Bridge Loan"), which was to be converted into Series A convertible preferred stock at the option of the holder. The warrant was only exercisable upon an event of default. The bridge loan which accrued interest at the prime rate (7.5%) matured upon the closing of the private equity placement. No value was ascribed to the warrant. The proceeds from the loan were received and the warrant was issued in January 1999. On May 18, 1999, the loan was converted into 572,727 shares of Series A convertible preferred stock in connection with the Company's private equity placement and the warrant was canceled.

Restricted common stock

     In May, 1999, the Company issued an aggregate of 2,394,546 shares of restricted common stock to officers for $1.60 per share. In the event of a change of control (as defined in the Restricted Stock Purchase Agreement), 25% of the shares purchased vest (in addition to any shares vested at such time). In connection with such issuance, the officers paid for the stock by issuing notes payable to the Company that are secured by the shares of the Company's common stock purchased. The secured notes receivable bear interest at 5.22% per annum with the entire principal balance of the note, together with all accrued and unpaid interest, due and payable on the earlier of (a) the sale of the underlying common stock, (b) May 10, 2008, or (c) termination of employment. The Company has recourse against the signers of the notes for 75% of the principal and all accrued interest. The notes receivable from the stockholders has been classified as a reduction of equity. The shares generally vest over a four-year period; however, 900,000 shares vest in April 2000, seven months from the occurrence of the initial public offering. The stock is restricted in that any unvested shares are subject to repurchase rights by the Company upon the occurrence of certain events or conditions, such as employment termination, at the original purchase price.

Stock option plan

On April 1, 1999, the Company adopted the 1999 Stock Plan (the "Stock Plan") provides for the grant of up to 3,225,000 incentive or non-qualified stock options or shares of restricted stock to employees, directors and consultants ("Optionee") of the Company. On May 17, 1999, the Board of Directors increased the number of authorized options to 3,675,000 and on July 13, 1999, the Board of Directors increased the number of authorized options to 4,425,000. Options granted under the Stock Plan generally vest ratably over a period of four years and expire ten years from the date of grant. If an Optionee ceases employment with or service to the Company ("Termination"), the Optionee may exercise any vested option at the time of Termination within such period of time specified in the option agreement. In the absence of a specified time in the option agreement, the option remains exercisable for three months following the Optionee's Termination. Unvested options revert to the Stock Plan at the date of the Termination. If, after Termination, the Optionee does not exercise the options within the time specified, the Option shall terminate and the shares revert to the stock plan.

Stock option activity

     During 1999, the Company granted approximately 460,000 of incentive stock options and approximately 1,579,000 of non-qualified stock options. The stock options vest over a two to four year period. Of these options issued, 30,000 options were issued to consultants in consideration for services rendered and 18,750 options were issued as consideration for the purchase of the minority interest in Starting Point, as discussed in Note 12. These options vest on the date of grant. In addition, the Company issued options to an employee which is subject to performance and is forfeited if certain performance measures are not met. The Company recorded an expense of approximately $245,000 for the issuance of the performance options to the employee and the issuance of options to the consultants. The performance options were valued using the intrinsic value method at December 31, 1999. The options issued to consultants and options issued as consideration for the purchase of minority interest were valued using the Black-Scholes option pricing model at the date of grant as is described in the additional stock plan information below.

Deferred stock compensation

     During 1999, certain employees were granted options to purchase an aggregate of approximately 970,000 shares of common stock. Giving effect to the Company's proposed initial public offering, the deemed fair market value of the Company's common stock exceeded the exercise price of the options granted. Total non-cash compensation of approximately $1,120,000 related to these grants will be charged to operations over the four-year vesting period. Non cash compensation expense totaling approximately $119,000 has been recorded for the year ended December 31, 1999 related to these employee options.

     A summary of the Company's stock option activity follows:

                                                              Weighted
                                                               Average
                                                  Shares    Exercise Price
                                                ---------   --------------
     Balance, January 1, 1999..............            --               --
      Granted..............................     2,040,518           $ 6.48
     Forfeited.............................       (73,594)            4.09
                                                ---------           ------

     Balance, December 31, 1999............     1,966,924           $ 6.40
                                                =========

     Available for grant at
      December 31, 1999....................     2,458,076

     The following table summarizes information about currently outstanding and vested stock options at December 31, 1999:

                                            Options Outstanding                        Options Vested
                            ------------------------------------------------   -------------------------------
                                                   Weighted
                                                    Average
                                                   Remaining     Weighted        Vested at         Weighted
             Range of        Outstanding at       Contractual     Average      December 31,         Average
          Exercise Price    December 31, 1999        Life     Exercise Price       1999         Exercise Price
          --------------    -----------------   ------------- --------------   -------------   ---------------
          $       1.60           667,734            9.75      $     1.60           132,422         $ 1.60
                  1.79                --              --              --            18,750           1.79
                  3.20            52,500            9.75            3.20             7,500           3.20
                  8.99           215,625            9.75            8.99                --             --
                  9.87           730,224            9.75            9.87             4,219           9.87
          $10.25 - $20           137,950            9.75           14.93                --             --

                               1,804,033                      $     6.90           162,891         $ 1.91
                            ============                      ==========           =======         ======

Additional stock plan information

     As discussed in Note 2, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations.

     SFAS No. 123 "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net loss and loss per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

     The Company's calculations for employee grants were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                       Year Ended
                                                     December 31, 1999
                                                     -----------------

                    Dividend yield...............         None
                    Expected volatility..........           90%
                    Risk free interest rate......          5.0%
                    Expected term, in years......         9.75

     The weighted average fair value per option as of the date of grant for options granted during 1999 was $ 6.48.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been reduced to the pro forma amounts indicated below:

                                                                 Year Ended
                                                            December 31, 1999
                                                            -----------------

     Loss attributable to common stockholders (in thousands):
     As reported............................................       $(14,730)
      Pro forma.............................................       $(16,152)
     Basic and diluted net loss per share:
      As reported...........................................       $  (1.15)
      Pro forma.............................................       $  (1.26)

Convertible preferred stock

     On May 18, 1999, the Company issued the 5,154,548 shares of $.0001 par value series A convertible preferred stock at $1.75 per share ("Subscription Price") for gross proceeds of approximately $9.0 million, including the $1 million Bridge Loan and the $600,000 of stockholder advances previously received. The Bridge Loan and stockholder advances were converted to approximately 916,000 shares of preferred stock.

     Upon closing of the initial public offering, 5,154,548 preferred shares were converted to common stock.

Employee stock purchase plan

     In July 1999, the Company adopted an employee stock purchase plan (the "Purchase Plan") which provides employees with an opportunity to purchase common stock through accumulated payroll deductions up to a maximum of $25,000 for all purchases within the same calendar year and up to a maximum of 2,000 shares for the first purchase period and a maximum of 1,000 shares for each purchase period thereafter. Under the Purchase Plan, employees may purchase the common stock at a price equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. This Plan became effective on September 22, 1999. 200,000 shares of common stock have been reserved for issuance under the Purchase Plan (subject to an annual increase), of which approximately 30,000 shares were issued subsequent to year end (See
Note 14).


12.  Acquisition and sale of minority interest

     In June 1999, the Company purchased the 30% ownership interest of Starting Point from the minority interest shareholder for $477,000. The purchase price included an initial cash payment of $150,000, an issuance of an $150,000 note which accrues interest at a rate of 10% and is to be repaid one year from the anniversary of the acquisition date and a grant of 18,750 options at an exercise price of $1.79 which are fully vested on the date of grant. In addition, the Company is required to make a contingency payment of a maximum of $200,000 in the event that the options do not have a value of an amount specified per the LLC Interest Purchase Agreement, no later than 180 days from the acquisition date or upon sale of the Company. The Company recorded goodwill of approximately $450,000 for the acquisition based on the difference between the purchase price and the value of the 30% interest in the net assets acquired at the time of the acquisition. The goodwill is being amortized over three years. If a contingency payment becomes due, the Company intends to increase goodwill for this amount and amortize it over the balance of the original amortization period.

     On December 8, 1999, the Company sold certain assets of Starting Point to Techlabs, Inc. ("Techlabs") in exchange for 250,000 shares of common stock in Techlabs. The Company has recorded $720,000 as a long term investment and as a long term deferred gain to account for this transaction. Techlabs' stock is thinly traded over the counter . Techlabs is also a development stage company that was incorporated in May 1998. Techlabs has guaranteed value of the shares would be $1.5 million on December 8, 2000. If the shares are not worth $1.5 million on December 8, 2000, then Techlabs has agreed to deliver additional shares of Techlabs common stock so that the Company receives $1.5 million in value (as defined).

13.  Merger Agreement

     On December 14, 1999, the Company announced that it had signed a definitive agreement to be acquired by CMGI, Inc. ("CMGI"), in a stock -for-stock merger. Under the terms of the agreement, CMGI will issue .2504 (post CMGI's 2-for-1 common stock split on January 12, 2000) CMGI common stock shares for every common stock share of the Company. Closing of the merger is subject to customary conditions, including formal approval by the Company's shareholders. It is anticipated that the transaction will close in March 2000. A significant percentage of the Company's shareholders have agreed to the vote in favor of the merger. The Company expects to incur additional financial advisor accounting and legal fees estimated to be between $500,000 and $800,000 contingent upon completion of the acquisition. The Company will also be responsible for paying a transaction fee to Deutsche Banc Alex. Brown of 1% of closing price which is estimated to be approximately $5,000,000. These estimates are preliminary and are therefore, subject to change.


14.  Subsequent Events

     The Company completed its SEC and Hart-Scott-Rodino filings in February 2000 related to the CMGI and yesmail.com, inc. merger. A special shareholders meeting to vote on the merger is scheduled for March 10, 2000.

     In February 2000, the Company issued approximately 30,000 shares of common stock that were purchased by eligible employees under the Company's employee stock purchase plan. These shares were purchased at $11.10 per share which represented to 85% of the fair market value of the common stock on September 22, 1999, which was the first day of the offering period.